Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (1) the inclusion in or incorporation by reference into the Registration Statement on Form S-4 (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Resource Development Corp., or the Registration Statement, of: (a) our report, dated January 16, 2015, with respect to our audit of estimates of proved, probable and possible reserves and future net revenues to the Memorial Resource Development Corp. interest, as of December 31, 2014; and (b) our report, dated February 13, 2015, with respect to our audit of estimates of proved reserves and future net revenues to the Memorial Production Partners LP interest, as of December 31, 2014; and (2) all references to our firm or such reports included in or incorporated by reference into the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E. Executive Vice President

Dallas, Texas

April 17, 2015